SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 27, 2007

OmniVision Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-29939	77-0401990

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1341 Orleans Drive
Sunnyvale, California 94089-1136

(Address of principal executive offices)
(408) 542-3000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
          On February 27, 2007, OmniVision Technologies, Inc. (the “Company”), through its wholly-owned subsidiary, OmniVision International Holding Ltd., a Cayman Island company, entered into a Foundry Manufacturing Agreement (the “Manufacturing Agreement”) with Powerchip Semiconductor Corp., a company duly incorporated under the laws of the Republic of China (“PSC”). PSC is in the semiconductor foundry business. Under the terms of the Manufacturing Agreement, the Company and PSC agreed to jointly develop certain process technology to enable the fabrication of the Company’s CMOS image sensors at PSC.
           Upon completion of the process development and subject to PSC’s fulfillment of certain terms and conditions, the Company has agreed to purchase its required quantity of wafers from PSC in accordance with the purchasing specifications approved by the parties. As a down payment for the purchase of the wafers, the Company has agreed to make a refundable, interest-bearing deposit of $4,000,000 to PSC, and this deposit will be applied as credit towards future wafer purchases. In addition, the Company and PSC shall share in the ownership of the intellectual property created in connection with the process development. However, PSC will not have the right to use the process technology or the Company’s intellectual property for its own use or for any third party without the Company’s prior written consent.
          The foregoing description of the Manufacturing Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement. A copy of the Manufacturing Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending April 30, 2007.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 5, 2007

OmniVision Technologies, Inc.
By:	/s/ Shaw Hong
Shaw Hong
President and Chief Executive Officer